Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Ensco plc Reports Fourth Quarter and Full-Year 2013 Results

Record Full-Year Revenues and Earnings
#1 in Total Customer Satisfaction for 2013; Fourth Year in a Row
Doubled Dividend to $3.00 Per Share Annually
Invested $1.8 Billion in Fleet
Two New ENSCO 120 Series Jackups and One Additional Ultra-Deepwater Drillship Delivered
Commenced Contracts for Three New Ultra-Deepwater Floaters
Sold Additional Rigs as Part of Continuous High-Grading Strategy
LONDON--(BUSINESS WIRE)--Ensco plc (NYSE: ESV) reported today that diluted earnings per share were $1.54 in fourth quarter 2013 compared to $0.94 in fourth quarter 2012. Discontinued operations primarily related to rigs and other assets no longer on the Company’s balance sheet reduced earnings by $0.02 per share in fourth quarter 2013 and $0.10 per share in fourth quarter 2012. Diluted earnings per share from continuing operations increased to $1.56 in fourth quarter 2013 from $1.04 a year ago.
Certain items influenced earnings per share from continuing operations comparisons year to year. Provision for income taxes in fourth quarter 2012 included $75 million, $0.33 per share, in discrete tax items including $51 million related to restructuring certain subsidiaries from the 2011 acquisition and $24 million of additional discrete tax items primarily related to adjustments of certain prior year tax positions. Adjusted for these items, fourth quarter earnings per share from continuing operations increased 14% to $1.56 from $1.37 a year ago.
Full-year 2013 diluted earnings per share were $6.07 compared to $5.04 in 2012. Discontinued operations resulted in a loss of $0.02 per share in 2013 and $0.19 per share in 2012. Diluted earnings per share from continuing operations increased 16% to $6.09 in 2013 from $5.23 per share in 2012. In 2013, revenues grew 14% to a record $4.920 billion and net income increased 21% to a record $1.418 billion.
Chairman, President and Chief Executive Officer Dan Rabun stated, “The past year has been a period of remarkable growth for Ensco. We achieved record revenues and earnings as we added three new ultra-deepwater rigs to our active fleet. Each of these rigs commenced work on multi-year contracts for repeat customers, reinforcing the advantages of fleet standardization.”
“We also accepted delivery of our first two ultra-premium, harsh environment ENSCO 120 Series jackups,” Mr. Rabun added. “Both rigs were contracted well in advance of their delivery dates through direct negotiations with customers for multi-year programs. The patented cantilever system on these rigs provides significant drilling efficiencies.”
Mr. Rabun concluded, “Ensco’s fleet will continue to grow as we complete the construction of six additional rigs scheduled for delivery through 2016. Highgrading our fleet with technologically-advanced rigs is a key element of our success in achieving the highest levels of customer satisfaction. Recently, Ensco once again was rated #1 in total customer satisfaction by EnergyPoint, an independent research firm. This is the fourth year in a row and our offshore crews and onshore personnel are to be commended for this impressive accomplishment."

Fourth Quarter Results
Revenues grew 16% to $1.256 billion in fourth quarter 2013 from $1.086 billion a year ago. The average day rate for the fleet increased 16% to $230,000, mostly due to the addition of ENSCO 8506, ENSCO DS-6 and ENSCO DS-7 to the active fleet, as well as higher day rates for several floaters and an increase in the jackup segment average day rate.
Contract drilling expense was $616 million compared to $525 million in fourth quarter 2012. In fourth quarter 2012, favorable settlements of $11 million and deferred expenses related to shipyard upgrades reduced contract drilling expense. Adjusted for these items, contract drilling expense increased 13% year to year. This increase was primarily due to adding new floaters to the active fleet, as well as a previously anticipated increase in unit labor costs.
Depreciation expense was $157 million compared to $144 million in fourth quarter 2012. The $13 million increase was mostly due to a growing active fleet. General and administrative expense was $35 million in fourth quarter 2013, unchanged from a year ago.
Interest expense in fourth quarter 2013 was $35 million, net of $21 million of interest that was capitalized, compared to interest expense of $28 million in fourth quarter 2012, net of $29 million of interest that was capitalized.
The effective tax rate was 12.2% in fourth quarter 2013. Adjusted for $75 million in discrete tax items noted above, the effective tax rate was 11.7% in fourth quarter 2012.

Segment Highlights

Floaters
Floater revenues grew 16% to $779 million in fourth quarter 2013 from $672 million a year ago, primarily due to the commencement of new contracts for ENSCO 8506, ENSCO DS-6 and ENSCO DS-7. The average day rate increased 19% to $438,000 from $368,000 in fourth quarter 2012.

Reported utilization was 73% compared to 83% a year ago, mostly due to two factors. ENSCO 5002 and ENSCO 5004 were idle during fourth quarter 2013 due to the bankruptcy of OGX, a Brazilian operator. ENSCO 5000, which was stacked during fourth quarter 2013, was contracted during fourth quarter 2012. Adjusted for planned downtime and uncontracted rigs, operational utilization was 89% compared to 90% in fourth quarter 2012.

Floater contract drilling expense was $393 million in fourth quarter 2013, up 26% from $313 million in fourth quarter 2012. A growing active floater fleet contributed to this increase along with higher unit labor costs. In fourth quarter 2012, favorable settlements of $11 million and deferred expenses related to shipyard upgrades reduced contract drilling expense. Adjusted for these items, contract drilling expense increased 18% year to year.

Jackups
Jackup revenues grew 17% to $461 million, up from $393 million a year ago. The increase was mostly due to a $16,000 increase in the average day rate to $127,000 driven by strong customer demand around the world. Reported utilization was 89% compared to 87% a year ago. Adjusted for planned downtime and uncontracted rigs, operational utilization was 97% compared to 99% in fourth quarter 2012. Contract drilling expense increased 7% to $211 million, mostly due to an increase in unit labor costs.

Other
Other is composed of managed drilling rig operations. Revenues decreased to $16 million from $20 million in fourth quarter 2012, primarily due to the expiration of a managed drilling contract during third quarter 2013. Contract drilling expense was $12 million, compared to $15 million in fourth quarter 2012.

	Fourth Quarter

(in millions of $,	Floaters			Jackups			Other			Reconciling Items		Consolidated Total
except %)	2013	2012	Chg	2013	2012	Chg	2013	2012	Chg	2013	2012	2013	2012	Chg

Revenues	779.0	672.3	16%	460.7	392.9	17%	15.9	20.3	(22)%	—	—	1,255.6	1,085.5	16%
Operating expenses
Contract drilling	393.2	313.1	26%	210.8	196.2	7%	11.7	15.2	(23)%	—	—	615.7	524.5	17%
Depreciation	113.3	99.6	14%	41.7	42.6	(2)%	—	—	—%	1.7	1.7	156.7	143.9	9%
General and admin.	—	—	—%	—	—	—%	—	—	—%	35.2	35.0	35.2	35.0	1%
Operating income (loss)	272.5	259.6	5%	208.2	154.1	35%	4.2	5.1	(18)%	(36.9)	(36.7)	448.0	382.1	17%

Strong Financial Position - 31 December 2013
Ensco maintained a strong financial position:

•	$11 billion of contracted revenue backlog excluding bonus opportunities

•	Long-term debt-to-capital ratio of 27%

•	Fully available $2 billion revolving credit facility

•	$166 million of cash and cash equivalents

EVP and Chief Financial Officer Jay Swent commented, “During 2013, we doubled our dividend to $3.00 per share annually, reinforcing our ability to return additional capital to shareholders while investing in our fleet. Capital expenditures for full-year 2013 totaled $1.8 billion, of which 72% was invested in new construction. These investments, coupled with future capital spending for our six rigs under construction, will support the future growth of our company. We also continued to high-grade our fleet by selling three more rigs over the past year, bringing the total to 13 rigs sold since 2009. Proceeds from these sales have been reinvested in our fleet.”

Ensco will conduct a conference call at 10:00 a.m. Central Time (4:00 p.m. London time) on Thursday, 20 February 2014, to discuss fourth quarter 2013 results. The call will be webcast live at www.enscoplc.com. Interested parties may listen to the call by dialing (866) 652-5200 from within the United States and +1 (412) 317-6060 from outside the U.S. Please ask for the Ensco conference call. It is recommended that participants call fifteen minutes before the scheduled start time.
A replay of the conference call will be available by telephone one hour after the completion of the call through 7 March 2014 by dialing (877) 344-7529 or, if calling from outside the U.S. +1 (412) 317-0088 (conference ID 10039562). A webcast replay, MP3 download and transcript of the call will be available at www.enscoplc.com.

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 25 years, the Company has focused on operating safely and exceeding customer expectations. Ensco is ranked #1 for total customer satisfaction with top honors in eight of 14 separate categories in the most recent annual survey by EnergyPoint Research. Operating one of the newest ultra-deepwater rig fleets and the largest premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its registered office and corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.enscoplc.com.

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements regarding expected financial performance, effective tax rate, day rates and backlog; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; and general market, business and industry conditions, trends and outlook.  Such statements are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation or suspension of drilling contracts as a result of mechanical difficulties, performance or other reasons; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; our ability to realize the expected benefits from our redomestication and actual contract commencement dates.  In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.enscoplc.com.  Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2013	2012	2013	2012

OPERATING REVENUES	$1,255.6	$1,085.5	$4,919.8	$4,300.7

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	615.7	524.5	2,402.5	2,028.0
Depreciation	156.7	143.9	611.9	558.6
General and administrative	35.2	35.0	146.8	148.9
	807.6	703.4	3,161.2	2,735.5

OPERATING INCOME	448.0	382.1	1,758.6	1,565.2

OTHER INCOME (EXPENSE)
Interest income	4.3	5.5	16.6	22.8
Interest expense, net	(35.2)	(28.1)	(158.8)	(123.6)
Other, net	2.0	.9	42.1	2.2
	(28.9)	(21.7)	(100.1)	(98.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	419.1	360.4	1,658.5	1,466.6

PROVISION FOR INCOME TAXES	51.0	117.1	225.6	244.4

INCOME FROM CONTINUING OPERATIONS	368.1	243.3	1,432.9	1,222.2

LOSS FROM DISCONTINUED OPERATIONS, NET	(4.1)	(22.1)	(5.0)	(45.5)

NET INCOME	364.0	221.2	1,427.9	1,176.7

NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(2.6)	(1.7)	(9.7)	(7.0)

NET INCOME ATTRIBUTABLE TO ENSCO	$361.4	$219.5	$1,418.2	$1,169.7

EARNINGS (LOSS) PER SHARE - BASIC
Continuing Operations	$1.57	$1.04	$6.10	$5.24
Discontinued Operations	(0.02)	(0.10)	(0.02)	(0.19)
	$1.55	$0.94	$6.08	$5.05

EARNINGS (LOSS) PER SHARE - DILUTED
Continuing Operations	$1.56	$1.04	$6.09	$5.23
Discontinued Operations	(0.02)	(0.10)	(0.02)	(0.19)
	$1.54	$0.94	$6.07	$5.04

NET INCOME ATTRIBUTABLE TO ENSCO SHARES - BASIC AND DILUTED	$357.5	$217.0	$1,403.1	$1,157.4

WEIGHTED-AVERAGE SHARES OUTSTANDING
Basic	231.2	230.0	230.9	229.4
Diluted	231.4	230.3	231.1	229.7

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2013	December 31, 2012

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$165.6	$487.1
Accounts receivable, net	855.7	811.4
Other	513.9	425.4
Total current assets	1,535.2	1,723.9

PROPERTY AND EQUIPMENT, NET	14,311.0	13,145.6

GOODWILL	3,274.0	3,274.0

OTHER ASSETS, NET	352.7	421.8

	$19,472.9	$18,565.3

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities and other	$999.8	$942.2
Current maturities of long-term debt	47.5	47.5
Total current liabilities	1,047.3	989.7

LONG-TERM DEBT	4,718.9	4,798.4

DEFERRED INCOME TAXES	362.1	351.7

OTHER LIABILITIES	545.7	573.4

TOTAL EQUITY	12,798.9	11,852.1

	$19,472.9	$18,565.3

ENSCO PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Twelve Months Ended December 31,

	2013	2012

OPERATING ACTIVITIES
Net income	$1,427.9	$1,176.7
Adjustments to reconcile net income to net cash provided by operating activities of continuing operations:
Discontinued operations, net	5.0	45.5
Depreciation expense	611.9	558.6
Other	38.0	(7.8)
Changes in operating assets and liabilities	(102.5)	427.2
Net cash provided by operating activities of continuing operations	1,980.3	2,200.2

INVESTING ACTIVITIES
Additions to property and equipment	(1,779.2)	(1,802.2)
Purchases of short-term investments	(50.0)	(90.0)
Maturities of short-term investments	50.0	44.5
Advance payment received on sale of assets	33.0	—
Other	6.0	3.2
Net cash used in investing activities of continuing operations	(1,740.2)	(1,844.5)

FINANCING ACTIVITIES
Cash dividends paid	(525.6)	(348.1)
Reduction of long-term borrowings	(47.5)	(47.5)
Proceeds from exercise of share options	22.3	35.8
Debt financing costs	(4.6)	—
Commercial paper borrowings, net	—	(125.0)
Equity issuance reimbursement	—	66.7
Other	(21.7)	(17.4)
Net cash used in financing activities	(577.1)	(435.5)

DISCONTINUED OPERATIONS
Operating activities	.2	(13.1)
Investing activities	15.5	147.3
Net cash provided by discontinued operations	15.7	134.2

Effect of exchange rate changes on cash and cash equivalents	(.2)	2.0

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(321.5)	56.4

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	487.1	430.7

CASH AND CASH EQUIVALENTS, END OF YEAR	$165.6	$487.1

ENSCO PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Fourth Quarter		Third Quarter
	2013	2012	2013

Rig Utilization(1)

Floaters	73%	83%	79%
Jackups	89%	87%	90%

Total	83%	86%	86%

Average Day Rates(2)

Floaters	$438,050	$367,718	$416,201
Jackups	126,771	111,459	125,434

Total	$230,230	$199,025	$225,244

(1)
Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.

For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.

(2)
Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

Contacts

Sean O'Neill, 713-430-4607
Vice President - Investor Relations and Communications

or

Nick Georgas, 713-430-4490
Manager - Investor Relations